Exhibit 10.1

THIRD AMENDMENT
TO
COLLABORATION SERVICES AGREEMENT

This THIRD AMENDMENT TO COLLABORATION SERVICES AGREEMENT (this "Amendment") is effective as of _____, 2018 (the "Effective Date"), among The Scotts Company LLC, an Ohio limited liability company having its principal place of business at 14111 Scottslawn Road, Marysville, Ohio 43041 ("Scotts Company"), OMS Investments, Inc., a Delaware corporation having its principal place of business at 10250 Constellation Blvd., Suite 2800, Los Angeles, California 90067 ("OMS," and together with Scotts Company, "Scotts"), and AeroGrow International, Inc., a Nevada corporation having its principal place of business at 6075 Longbow Dr., Suite 200, Boulder, Colorado 80301 ("AeroGrow").  Scotts and AeroGrow are sometimes referred to herein collectively as the "Parties" and individually as a "Party."

WHEREAS, the Parties are parties to that certain Collaboration Services Agreement, effective as of April 22, 2013, as amended by that First Amendment, effective July 15, 2016, as further amended by that Second Amendment, effective September 13, 2017  (as amended and supplemented, the "Services Agreement"); and

WHEREAS, the Parties wish to amend the Services as set forth below.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.	Amendment. Exhibit B of the Services Agreement is hereby amended and restated in its entirety with the Exhibit A attached hereto.

2.
Incorporation with Services Agreement. This Amendment is executed and delivered pursuant to the Services Agreement and shall be subject to the terms and conditions of, and interpreted in accordance with, the Services Agreement.  Except as amended hereby, the Services Agreement and each of the provisions contained therein shall remain in full force and effect as from the Effective Date.  Capitalized terms defined in the Services Agreement and not otherwise defined herein shall have the meanings given to them in the Services Agreement.

3.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Amendment.

[Signature page follows]

The Parties have caused this Amendment to be executed as of the Effective Date.

THE SCOTTS COMPANY LLC By: __________________________________ Name: Title:
OMS INVESTMENTS, INC. By: __________________________________ Name: Title:
AEROGROW INTERNATIONAL, INC. By: __________________________________ Name: Title:

[Signature Page to Third Amendment to Collaboration Services Agreement]

EXHIBIT A

Exhibit B

AEROGROW SERVICES

AeroGrow Information Services

•	AeroGrow will provide Scotts with copies of AeroGrow's consumer lists, including email addresses and all other data regarding those consumers, subject to compliance with applicable law.

AeroGrow DTC Services

Services:               AeroGrow will provide Scotts and its Affiliates with Direct to Consumer fulfillment capabilities with respect to products of Scotts' and its Affiliates, including:

•	Consumer service, including order entry and processing and payment collection.
•	Product storage and order fulfillment through its third-party fulfillment center.
•	Web-site development (in some cases, Scotts may develop its own websites and transmit orders to AeroGrow).
•	Assistance in analysis of customers, trends and buying patterns.
•	Development of a customer database.
•	Design and implementation of testing around marketing message, appropriate products for the channel and pricing.
•	Returns processing.

AeroGrow shall cause its third-party fulfillment center to accept shipment of and store products of Scotts and its Affiliates at its fulfillment center in an orderly manner, in accordance with substantially the same degree of care that is exercised to protect AeroGrow's own goods, and in substantially the same manner and under the same storage conditions that are utilized with respect to AeroGrow's own goods. The title to Scotts' or its Affiliates' products that are subject to the AeroGrow DTC Services shall not transfer from Scotts or its applicable Affiliate to AeroGrow.

Limitations:     AeroGrow will support all of Scotts' and its Affiliates' direct fulfillment needs (to the extent requested by Scotts and its Affiliates; however, AeroGrow will not be expected to significantly expand its computer systems or its fulfillment center in order to meet Scotts' or its Affiliates' needs. If such expansion is necessary, the Parties will meet and work in good faith towards a reasonable solution. For the avoidance of doubt, the AeroGrow DTC Services shall be applicable to any products or product categories selected by Scotts or its Affiliates and shall not be limited to hydroponic growing systems or related products.

Geography:      United States of America and Canada only.

Exclusivity:     AeroGrow will not perform similar services for any other third party. Scotts and its Affiliates shall have no obligation to use any AeroGrow DTC Services and there shall be no restriction on Scotts or its Affiliates obtaining services similar to or substitutable for the AeroGrow DTC Services from other third-parties or performing such services on their own.

Service Level:      AeroGrow will perform the AeroGrow DTC Services in good faith, in accordance with all applicable laws and in substantially the same manner and pursuant to the same standards, quality and degree of care as provided by AeroGrow for its own products and business (but in no event less than a commercially reasonable standard of performance).

PCI Compliance: To the extent AeroGrow stores, transmits or processes any cardholder data (as  such term is defined in the Payment Card Industry Data Security Standard, version 3.0, as the same may be succeeded, modified or amended from time to time ("PCI")) in connection with performing the AeroGrow DTC Services, AeroGrow will comply with PCI as it relates to the system elements and portions of the cardholder data environment (as such terms are defined in PCI) for which AeroGrow is responsible pursuant to the performance of the AeroGrow DTC Services, and perform all tasks and activities required under PCI or otherwise to validate compliance with PCI. AeroGrow will promptly deliver to Scotts copies of all documentation necessary to verify such compliance or otherwise requested by Scotts in connection with such compliance at no additional charge to Scotts.

Privacy:            AeroGrow will establish information security program and policies with respect to Customer Data (as defined below) which: (i) ensures the security and confidentiality thereof; (ii) protects against any anticipated threats or hazards to the security or integrity thereof; and (iii) protects against any unauthorized use thereof or access thereto. AeroGrow will also establish and maintain network and internet security procedures, protocols, security gateways and firewalls with respect thereto. All of the foregoing will be no less rigorous than those currently maintained by AeroGrow, and none of the foregoing will be less rigorous than what is standard in the industry for the applicable AeroGrow DTC Services.

"Customer Data" means: (i) all data and information generated, provided or submitted by, or caused to be generated, provided or submitted by, Scotts or its Affiliates in connection with the AeroGrow DTC Services; (ii) all data and information collected, generated or submitted by, or caused to be generated, provided or submitted by, AeroGrow, its representatives and/or their Affiliates and subcontractors; (iii) all such data and information processed or stored, and/or then provided to or for Scotts or its Affiliates, as part of the AeroGrow DTC Services; and (iv) all data and information, regardless of the media in which it is contained, (1) relating to an identified or identifiable natural person or (2) defined as "personal information" (or an equivalent term) under applicable privacy law.

Security:           If AeroGrow becomes aware of any Security Breach (as defined below), AeroGrow will, at its sole cost and expense: (i) as promptly as practicable notify Scotts of such Security Breach; (ii) perform a root cause analysis thereon; (iii) investigate such Security Breach and report its findings to Scotts; (iv) provide Scotts with a remediation plan for its approval to address the Security Breach and prevent any further incidents; (v) once approved, remediate such Security Breach in accordance with such approved plan; (vi) conduct a forensic investigation to determine what systems, data and information have been affected by such Security Breach and provide all of the results and related reporting to Scotts for its review; and (vii) cooperate with Scotts and, at Scotts' request, any law enforcement or regulatory officials, credit reporting companies, and credit card associations investigating such Security Breach. If requested by Scotts, AeroGrow will allow Scotts and its designees to conduct a forensic investigation of the Security Breach. AeroGrow will reimburse Scotts for all internal and external costs associated with addressing and responding to the Security Breach incurred by Scotts or its Affiliates in connection with any such Security Breach, unless the Security Breach is caused by the acts or omissions of Scotts or its Affiliates. Scotts will make the final decision on notifying any third party of the Security Breach, and the implementation of any other remedies, including the remediation plan.

AeroGrow will provide Scotts and its representatives with reasonable access to AeroGrow's systems, policies and procedures relating to intrusion detection and interception with respect to AeroGrow's systems used to provide the AeroGrow DTC Services for the purpose of examining, testing and assessing those systems, policies and procedures.

"Security Breach" means (i) any circumstance pursuant to which applicable security law requires notification of such breach to be given to affected parties or other activity in response to such circumstance or (ii) any actual, attempted, suspected or threatened circumstance that compromises, or could reasonably be expected to compromise, either physical security measures or systems security measures required pursuant to the performance of the AeroGrow DTC Services.

Service Fees:       The fee for the AeroGrow DTC Services shall be the out-of-pocket direct costs incurred by AeroGrow for the AeroGrow DTC Services, as outlined below. The costs outlined below are intended to reflect AeroGrow's actual out-of-pocket direct costs for performing the AeroGrow DTC Services. To the extent AeroGrow's actual out-of-pocket direct costs for performing the AeroGrow DTC Services vary from the costs outlined below, the Parties will negotiate an appropriate adjustment in good faith.

DTC Costs Charged to Scotts by AeroGrow
Item	Warehouse Function	Cost
1	Monthly Storage Fee	$5,400 (1)
2	Inventory movement fee between warehouses	$100 per truckload (from Aero warehouse to SMG warehouse) $20 per truckload (from SMG warehouse to Aero warehouse)
3	Monthly Storage Fee per Bin (upon exit of Additional Space)	$8.00 per bin per month
4	Receiving per Pallet (minimum fee 1 pallet) 40" x 48" x no more than 52" high	$10.00 per pallet received
5	Fulfillment - 1st Item on a D2C order	$1.85 per first item in an order
6	Fulfillment - Additional Item(s) per Order	$0.42 per additional item
7	Corrugate/Dunnage/Shipping Supplies Cost per Order	$0.78 per order
8	Returns Processing	$1.76 per returned order
9	Shipping Costs	Actual costs passed through(2)
10	Credit Card/Sales Tax processing	Actual processing costs passed through

Notes:
(1)
Scotts is responsible for the monthly storage fee of $5,400 through 11/19/18, at which time Scotts must either (a) vacate the space at their own expense or (b) extend the lease through AeroGrow.  If Scotts intends to vacate the space by 11/19/18, they must provide AeroGrow with 30 days prior notice.  If Scotts vacates this storage space and plans to move their goods back into AeroGrow's Mexico, Missouri facility, it is understood that the parties will use good faith efforts to minimize the space that Scotts uses and that Scotts will pay for inventory movements.

(2)	Shipping costs will include regular shipping rates plus typical surcharges related to fuel, residential delivery, etc.

In addition, Scotts will also pay AeroGrow $50,000 on each of July 15, 2017 and July 15, 2018, provided that this Agreement remains in effect as of such date.

Royalty:            Scotts or its applicable Affiliate will pay AeroGrow a royalty of 2.0% times its net sales of products fulfilled by AeroGrow pursuant to the AeroGrow DTC Services, determined in accordance with United States generally accepted accounting principles and practices applied consistently throughout the periods involved.

AeroGrow Development Services

Services:           AeroGrow (through its own expertise or through its network of suppliers) to provide turn-key product design and development for Large-Sized Products and Lighting Products (as such terms are defined in the Technology License Agreement), as well as enhancements or redesigns of such products, for Scotts and its Affiliates. AeroGrow will provide any personnel, hardware, software and equipment necessary or desirable to support such development and design.

Scotts and its Affiliates, with the assistance of AeroGrow, will define the strategic direction and specific deliverables for the AeroGrow Development Services, and will agree in advance on an approximate budget for any out-of-pocket development costs at the onset of a project, such as certifications or testing.

Scotts and its Affiliates, with the assistance of AeroGrow, will define functional and performance objectives of prototype and production Large-Sized Products and Lighting Products and define cost targets of future production Large-Sized Products and Lighting Products. Scotts and its Affiliates, with the assistance of AeroGrow, will define a product and performance evaluation plan for the Large- Sized Products and Lighting Products.

AeroGrow will perform the AeroGrow Development Services in good faith, in accordance with all applicable laws and in substantially the same manner and pursuant to the same standards, quality and degree of care as provided by AeroGrow for its own products and business (but in no event less than a commercially reasonable standard of performance).

Without limiting the foregoing, AeroGrow represents and warrants that and will at all times ensure that, the AeroGrow Development Services and the Large-Sized Products and Lighting Products developed pursuant to the AeroGrow Development Services and the Project IP developed following the date hereof or the commercialization of any thereof does not infringe, misappropriate or otherwise violate the Intellectual Property (as such term is defined in the Technology License Agreement) or contractual rights of any third party.

Process:            AeroGrow and Scotts each will assign a project manager within such party's organization who is to be accountable for the support of all AeroGrow Development Services processes and objectives and communication with respect thereto.

Existing IP:     OMS shall exclusively own all right, title and interest in and to all Intellectual Property (as such term is defined in the Technology License Agreement) of AeroGrow or its Affiliates that is primarily related to Large-Sized Products and
Lighting Products ("Existing Project IP") and AeroGrow hereby assigns to OMS its entire right, title and interest in and to any Existing Project IP. AeroGrow represents and warrants that and will at all times ensure that neither the Existing
Project IP nor the commercialization thereof infringes, misappropriates or otherwise violates the Intellectual Property (as such term is defined in the Technology License Agreement) or contractual rights of any third party. For the avoidance of doubt, nothing set forth in this Agreement shall result in the assignment or transfer of any Intellectual Property of Scotts or its Affiliates to
AeroGrow.

Project IP:       Scotts will own, and AeroGrow hereby assigns to Scotts its entire right, title and interest in and to, any Intellectual Property (as such term is defined in the Technology License Agreement) conceived, developed, reduced to practice or made in the performance of the AeroGrow Development Services by any of AeroGrow or otherwise related to Large-Sized Products or Lighting Products and conceived, developed or reduced to practice following the date hereof  collectively, with the Existing Project IP, the "Project IP"). AeroGrow and its Affiliates agree to promptly disclose in writing to Scotts any Project IP.

Cooperation:  AeroGrow agrees to execute, and to cause its employees and contractors to execute, without further consideration, any further documents and instruments that may be necessary, lawful and proper to secure to OMS its interest and title in the Project IP.

Term:                Through July 15, 2019, unless the Agreement is terminated pursuant to Section 3(b) or 3(c) prior to such date or the Parties agree in writing to extend the term for the AeroGrow Development Services beyond such date. For the avoidance of doubt, all Project IP assigned to OMS or required to be assigned to OMS pursuant hereto shall continue to be owned exclusively by OMS following the expiration or termination of this Agreement.

Service Fee:    $40,000 per quarter (pro-rated as necessary).